 Exhibit 10.14

IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K, CERTAIN INFORMATION HAS BEEN OMITTED
FROM THIS EXHIBIT BECAUSE IT CONTAINS PERSONALLY IDENTIFIABLE INFORMATION.
[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SERVICE AGREEMENT AS SOLE DIRECTOR

In Madrid, on 9 May 2023

THE PARTIES

(1)
H2B2 Corp, S.L., a limited liability company incorporated, with registered office at [***], and with tax identification number [***] (“H2B2” or the “Company”), represented by Mr. Florencio Salvador Ferrera Saldaña, as sole director of the Company.

(2)
Mr. Anselmo Andrade Fernández de Mesa, of Spanish nationality, with address at [***], with valid DNI number [***], acting in his own name and on his own behalf, (hereinafter, “Mr. Andrade” or the “Sole Director”).

The Company and the Sole Director shall together be referred to as the “Parties” and each individually as a “Party”.

WHEREAS

(I)	On 30 December 2022, Mr. Andrade was appointed Chief Executive Officer of H2B2 Electrolysis Technologies Inc., the sole shareholder of the Company.

(II)	As of today, immediately following the signing of this agreement (the “Agreement”), Mr. Andrade will be appointed sole director of the Company and of all the subsidiaries of the group in Spain.

(III)
Consistent with his appointment as sole director of the Company, the employment contract entered into between the Parties on 3 June 2016, and subsequently novated, has been terminated for all purposes without Mr. Andrade having any right to claim any amount, compensation or severance of any kind for such termination or for the employment relationship between the Parties up to that date.

(IV)
Likewise, as a consequence of the appointment of Mr. Andrade as sole director of the Company, the Parties have agreed to formalize this Agreement to govern their relationship, regulating the rights and obligations between both Parties, the functions assigned to the Sole Director and the remuneration to which he shall be entitled for the performance thereof.

(V)
This Agreement is entered into pursuant to the resolution adopted by the General Shareholders’ Meeting today in compliance with the provisions of article 220 of Royal Legislative Decree 1/2010, of 2 July, approving the revised text of the Spanish Companies Act (“LSC”).

(VI)
For clarification purposes, at the time of signing this Agreement, Mr. Florencio Salvador Ferrera Saldaña is the sole director of the Company and is therefore duly authorized to sign this Agreement on behalf of the Company, although Mr. Andrade is expected to be appointed as the new Sole Director of the Company today.

(VII)	In accordance with the foregoing, the Parties have agreed to enter into this Agreement which shall be governed by the following

CLAUSES

1.	OBJECT AND NATURE

The purpose of this Agreement is to establish the terms and conditions under which Mr. Andrade will provide the Company with the services consisting of the execution of the duties and functions corresponding to his position as Sole Director, assuming the highest executive responsibilities of the Company.

The relationship between the Company and the Sole Director shall be considered, for all purposes, to be of a commercial nature. Therefore, in the exercise of his duties, functions and powers, Mr. Andrade shall observe the provisions set forth in the Company’s bylaws, which the Sole Director declares to be familiar with, and in the applicable legislation, observing at all times the fiduciary duties of directors as set forth in articles 225 et seq. of the LSC.

The functions and tasks to be performed by the Sole Director shall be carried out under the direction, control and supervision of the General Shareholders’ Meeting.

Mr. Andrade undertakes to perform his duties, functions and powers with the utmost diligence and effort. In the exercise of such duties, functions and powers attributed to Mr. Andrade, he will use his best efforts to defend and protect the interests of the Company at all times, performing such duties, functions and powers with dedication, responsibility and independence. Mr. Andrade shall also comply with the rules of conduct, policies and procedures of the Company and its group entities.

Mr. Andrade may also hold the position of sole director in other Spanish subsidiaries of the Group, but the position in these companies will be free of charge.

2.	EFFECTIVE DATE AND DURATION

This Agreement shall enter into force as of today, simultaneously with the appointment of Mr. Andrade as Sole Director by the relevant decisions of the sole shareholder of the Company and shall remain in force until Mr. Andrade ceases to hold the position as Sole Director of the Company.

3.	REMUNERATION

Pursuant to the provisions of the Company’s bylaws, the position of director is remunerated solely and exclusively for the performance of the duties and powers entrusted by virtue of this Agreement and for the remuneration items specified therein.

3.1	Fixed remuneration:

The Sole Director shall receive a fixed gross annual remuneration amounting to EUR 58,729 (hereinafter, “Fixed Remuneration”), which shall be paid in twelve (12) monthly instalments.

The Fixed Remuneration is understood to refer to the full year, whereby the Sole Director shall receive the amounts accrued in proportion to the time of service rendered in the corresponding year and in any case from the entry into force of this Agreement.

Notwithstanding the foregoing, as an exceptional and non-recurring remuneration, the Sole Director shall receive an amount of EUR 19,576.33 gross, which shall be paid, at the Company’s choice, either as a lump sum or pro rata during the first four months after the entry into force of this Agreement at a rate of EUR 4,894.08 gross per month.

3.2	Variable remuneration

The Sole Director shall receive a variable remuneration of up to 30.1325% of the Fixed Remuneration based on the fulfilment of business and individual objectives determined by the shareholders’ meeting from time to time. The variable remuneration, where applicable, will be paid on the dates on which it is paid to the Company’s executives.

3.3	Other remuneration/benefits

The Sole Director shall be included as an insured in the accident, life and/or health insurance offered by the Company to its management team.

4.	TAX AND LEGAL DEDUCTIONS

The Sole Director shall assume and be responsible for the payment of the Personal Income Tax arising from the remuneration received for the provision of its professional services.

Social Security contributions shall be borne and distributed between the Parties in accordance with the applicable laws and regulations.

5.	EXPENSES

The Sole Director shall be entitled to reimbursement of all reasonable expenses incurred in the performance of his duties provided that he provides proof of payment and receipts in accordance with the Company’s practices and procedures. Such reimbursements shall in no case be deemed to be salary.

6.	PLACE AND ORGANIZATION OF THE SERVICES

The Sole Director shall provide his services in the best interests of the Company and undertakes to devote to the provision of services the time necessary to meet the needs of the Company and the responsibilities arising from his position.

Mr. Andrade will provide his services mainly in Madrid. However, the Sole Director shall be available to travel to the extent necessary in connection with the duties he performs in the Company.

In any event, the Sole Director shall organize his work in the manner he deems most convenient, subject only to the guidelines set by the General Meeting of the Company.

7.	TERMINATION OF THE AGREEMENT

This Agreement shall terminate when, for any of the reasons established in the LSC, the Sole Director ceases to hold such position. In particular, but without limitation, the termination as Sole Director may take place for any of the following reasons:

(a)
The resignation of the Sole Director, subject in all cases to 30 days’ written notice prior to the effective date of the intended termination. In the event of non-compliance with this notice, the Company shall be entitled to claim from the Sole Director an amount equivalent to the Fixed Remuneration corresponding to the unfulfilled notice period;

(b)	Termination by mutual agreement of the Parties;

(c)	The resolution of the General Meeting of the Company adopted by the favorable vote of the majority provided for in the Bylaws or, failing this, in the LSC;

(d)	The incurrence by the Sole Director of any of the prohibitions or incompatibilities provided for in the Bylaws of the Company, in the LSC and in any other applicable legislation.

The Sole Director shall not be entitled to receive any compensation for the termination of the Agreement.

8.	DEDICATION TO THE POSITION

8.1	Exclusivity

The Sole Director shall provide his services exclusively for the Group, in order to ensure the effective and diligent performance of the administration and management functions inherent to the positions he holds.

Accordingly, he may not bind himself for third parties, nor provide other services either on his own account or on behalf of third parties, directly or indirectly, except with the express written consent of the Company or the Group.

8.2	Confidentiality

Both during the period of performance of his services for the Company and after the termination of the Agreement for any reason whatsoever, Mr. Andrade may not provide, disclose or supply to any other natural or legal person, either directly or indirectly, any data, ideas, documents, secrets, procedures, methods or, in general, information relating to the finances, business, affairs and activities of the Companies of the group (as this term is defined in article 42 of the Commercial Code, hereinafter referred to as the “Group”), their respective employees, professionals and administrative bodies, as well as of their customers, suppliers or other natural or legal persons related thereto, of which it may have knowledge by reason of its services for the Group Companies (all of the foregoing together, the “Information”), except that which is strictly necessary for the fulfilment of the obligations contained in the Agreement or is of a public nature (unless this is due to breaches of confidentiality obligations).

He may not directly or indirectly, individually or through any other natural or legal person, use the Information for his own benefit, or for the benefit of any third party.

Mr. Andrade expressly agrees that all documents (including, but not limited to, notes, computer programs, disks, DVDs, CDs, files, graphics, presentations, strategies, customer data, designs, manuals and other address/contact listing systems), written or on magnetic, visual or computer- electronic media, prepared by him or under his instructions and coordination, relating to the Company or the Group or any of the persons and third parties referred to in the first paragraph of this clause, shall always remain their property and shall be returned to them upon their request and always after the termination of the Agreement.

9.	MISCELLANEOUS

9.1	Amendments

Any amendment to this Agreement must be in writing and signed by both Parties in due compliance with the requirements of applicable law and, in particular, the LSC.

9.2	Notifications

Any notice or demand arising out of this Agreement shall be sent in writing to the other party by any means that proves both the date of sending and receipt of the communication, as well as its content, to the addresses indicated in the heading, or to those that modify them and have been duly notified, in accordance with the provisions of this clause.

9.3	Nullity

In the event that any term, condition or provision of this Agreement, in whole or in part, shall be held to be null, void or invalid, it shall have the same effect as if it had not been originally included in this Agreement, without in any way affecting the remaining terms, conditions and provisions, all of which shall continue in full force, validity and effect.

9.4	Waiver

No waiver by either Party of any of its rights under this Agreement or arising from any breach of this Agreement shall be deemed to be a waiver unless such waiver is expressly made in writing.

If either Party waives any of its rights under this Agreement or any breach by the other Party pursuant to the preceding paragraph, such waiver shall in no way be construed as a waiver of any other rights under this Agreement or any breach by the other Party, even if they are similar.

9.5	Single Agreement

This Agreement contains the entire agreement of the Parties with respect to the appointment of Mr. Andrade as Sole Director of the Company and supersedes and renders ineffective all contracts and agreements relating thereto and all contracts and agreements entered into prior to its entry into force by Mr. Andrade with the Company. Therefore, any other contracts or agreements entered into by Mr. Andrade with the Company are automatically terminated.

9.6	Applicable Law and Jurisdiction

This Agreement shall be governed by the provisions of this Agreement and, subsidiarily, by Spanish civil and commercial legislation and shall be subject to the Courts of the city of Madrid.

In witness whereof, the Parties, in their respective capacities, have signed this Agreement, in duplicate, in a single original, on all pages, on the date and at the place indicated above.

The Company:	The Sole Director:

Signed: /s/ Florencio Salvador Ferrera Saldaña	Signed: /s/ Anselmo Andrade Fernández de Mesa

Name: Mr. Florencio Salvador Ferrera Saldaña on behalf of the Company
Name: Mr. Anselmo Andrade Fernández de Mesa